Exhibit 10.1

September 11, 2010

Ms. Susan Van Benten
2274 Butler Springs Lane
Hoover, AL 35226

Dear Susan,

It is with our great pleasure and enthusiasm that we offer you the position of Senior Vice President, Merchandising, reporting to Jane Aggers, President and CEO of Hancock Fabrics, Inc.

With that in mind, we are pleased to offer you the following compensation package:

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Your base salary will be $200,000 per year, paid in bi-weekly installments.  The annual review process is completed following each fiscal year end and you will be eligible for a base salary increase following Fiscal 2010, approximately in April 2011.

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You will receive a signing bonus grossed up to a net amount of $10,000.  It is agreed that in the event of your voluntary termination within one year of hire, that you would repay the signing bonus to Hancock Fabrics.

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Restricted stock award of 25,000 shares of Hancock Fabrics’ stock.  It is very important to us that you have an opportunity to be a significant owner of Hancock Fabrics, Inc. as the stock vests.  These shares will be granted to you upon Board approval and will vest 20% annually, beginning on the first anniversary of the grant.

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Options to buy 50,000 shares of stock, pending Board approval.  The advantage of stock options is that the price at which you may buy shares of stock is locked in at the current price, and the option to buy shares at that price is available regardless of how high the stock price may go up in the future.  These options may be exercised as follows: 25% of the shares on or after the first anniversary of the date of grant, and the balance may be exercised at the rate of 1/36th of the remaining shares on or after the last day of the thirteenth month from the date of grant, and on or after the last day each additional month thereafter.

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Long Term Incentive Plan:  You are eligible to participate in the Company’s Long Term Stock Plan at the SVP level, which grants restricted options that vest at 100% in years where target performance goals are met, and a lesser amount in years where minimum goals are achieved.  You will have a prorated number of approximately 4,400 shares for 2010 and 13,320 shares for 2011.

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Short Term Incentive Plan:  You are eligible to participate in the Company’s 2010 Short Term Incentive Plan at the SVP level on a prorated basis, payable approximately March 2011.  If both our Corporate and your personal goals are met, payout levels will be 30% (threshold), 40% (target) or 80% (maximum) of your base salary, depending on the level of achieved goals.  For 2010, we will guarantee the prorated threshold level of approximately $19,800.

●	Severance Agreement, if a change in control of the Company occurs. At the SVP level, the benefit is equal to one and one-half times salary, plus prorated bonus.

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Medical and dental insurance is available to all salaried employees immediately upon hire, with no waiting period.  Hancock pays approximately 75% of the total premium, with the employee paying the remainder.

●	Vacation – three weeks per year, including your first anniversary year 2010-2011.

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You will be eligible to participate in the Company sponsored 401(k) plan following your one year anniversary with the Company.  The Plan calls for a 4% Company match on a 5% employee contribution.  However, the matching contribution has been temporarily suspended as a budgetary precaution.

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We will cover or reimburse you for relocation expenses per Company Policy and these covered expenses will be grossed-up to offset the tax impact.  Generally, this includes the normal and reasonable closing costs for both the sale of your home in Alabama and the purchase of your home in the Tupelo, MS area, the cost of packing/moving of household goods, and up to six months of temporary housing in Tupelo.

We have business challenges.  However, we are ready to grow our business and I think you will agree that this is a great opportunity for you, personally, professionally and financially.   Susan, we look forward to your acceptance of this agreement and joining the Hancock Fabrics’ leadership team.

Upon acceptance of this agreement, please sign, date and return one copy in the enclosed envelope.

Sincerely yours,

Jane Aggers	Ms. Susan Van Benten
President and Chief Executive Officer
Date

JA:mog
Enclosure:  Benefits/relocation packages